UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2016

NorthWestern Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-10499 (Commission File Number)	46-0172280 (IRS Employer Identification No.)
3010 W. 69th Street Sioux Falls, South Dakota (Address of principal executive offices)		57108 (Zip Code)
(605) 978-2900 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events.

On December 21, 2015, the Delaware Chancery Court issued an opinion in In re VAALCO Energy, Inc. Stockholder Litigation, Consol. C.A. No. 11775-VCL, invalidating as a matter of law provisions of the certificate of incorporation and bylaws of VAALCO Energy, Inc., a Delaware corporation, that permitted the removal of VAALCO’s directors by its stockholders only for cause. The Chancery Court held that, in the absence of a classified board or cumulative voting, VAALCO’s “only-for-cause” director removal provisions conflict with Section 141(k) of the Delaware General Corporation Law and are therefore invalid.
Article 5, Section 5.3 of the Amended and Restated Certificate of Incorporation (the “Charter”) of NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) (the “Company”) contains similar “only-for-cause” director removal provisions, and the Company does not have a classified board of directors or cumulative voting. As such, and in light of the recent VAALCO decision, the Company will not attempt to enforce the foregoing “only-for-cause” director removal provision or a similar provision contained in its Amended and Restated Bylaws (the “Bylaws”). In addition, the Company will seek to amend the Charter at its 2016 annual meeting of stockholders in order to provide that, consistent with Section 141(k) of the Delaware General Corporation Law, any of the Company’s directors or its entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. If the proposed amendment is approved by stockholders, the Company will make a conforming change to its Bylaws.
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWESTERN CORPORATION

By:	/s/ Timothy P. Olson
Timothy P. Olson
Corporate Secretary

Date: January 29, 2016